Filed pursuant to Rule 433 | Registration Statement Nos. 333-162219,
333-162219-01, 333-179685 and 333-179685-01
EVENT DETAILS
Venue                   Date            Time
Citizens Bank Park      July 31, 2012   5:30 p.m.
One Citizens Bank Way
Philadelphia, PA 19148

CERTAIN RISK CONSIDERATIONS: RBS Exchange Traded Notes ("RBS ETNs") involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the
TrendpilotTM Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The RBS Oil TrendpilotTM ETNs and the RBS Oil TrendpilotTM Index
(USD) do not provide exposure to spot prices of crude oil and, consequently, may not be representative of an investment that provides exposure to crude oil. Each
TrendpilotTM Index may underperform its respective Benchmark Index, and is expected to perform poorly in volatile markets. The RBS China TrendpilotTM ETNs involve risks associated with an investment in emerging markets, as well as currency exchange risk. Liquidity of the market for RBS ETNs may vary over time.
The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of the applicable issuer and the applicable guarantor, to pay their respective obligations when they become due.
You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. Investors should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland plc ("RBS plc"), The Royal
Bank of Scotland Group plc, The Royal Bank of Scotland N.V. (RBS N.V.) and RBS
Holdings N.V. (collectively, the RBS Entities) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission
(SEC) for the offering of RBS ETNs to which this communication may relate.
Before you invest in any RBS ETNs, you should read the relevant prospectus in such registration statement and other documents that have been filed with the
SEC for more complete information about the relevant RBS Entities and offerings.
You may get these documents for free by visiting EDGAR on the SEC website at
www.sec.gov. Alternatively, RBS N.V., RBS plc, RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS
(toll-free).

Copyright(c) 2012 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc and an affiliate of
RBS NV.